Prospectus Supplement No. 3 (To Prospectus dated September 29, 2025)	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-290367

Issuance of up to 3,752,212 Common Shares

Akanda Corp.

This prospectus supplement (the “Prospectus Supplement”) is being filed to update and supplement our prospectus contained in our Registration Statement on Form F-1, dated September 29, 2025 (the “Prospectus”), relating to the resale, from time to time of up to an aggregate of 3,752,212 common shares (post-reverse stock split), no par value, of Akanda Corp. (“Common Shares”), by the selling stockholders named elsewhere in the Prospectus (“Selling Stockholders”). The Selling Stockholders may receive the Common Shares included in the Prospectus upon the conversion of principal and interest under outstanding convertible promissory notes of the Company in the aggregate principal amount of $12,000,000 held by such Selling Stockholders. The 3,752,212 Common Shares is calculated based upon the floor price of $0.678 per share as set forth in the convertible promissory notes. The Company registered 3,752,212 Common Shares (post-reverse stock split), which is the maximum amount of Common Shares that can be issued upon conversion of $12,000,000 of principal, plus interest, under the convertible promissory notes.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information contained in our Report on Form 6-K, which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on January 8, 2026 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Common Shares are listed on The Nasdaq Capital Market under the symbol “AKAN”. The closing price of our Common Share as reported by the Nasdaq Capital Market on January 12, 2026, was $2.63. None of our Class A Special Shares or Class B Special Shares are or will be listed on a national securities exchange or interdealer quotation system.

Investing in our Common Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 15 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Common Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 13, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2026

Commission File Number:  001-41324

AKANDA CORP.

(Name of registrant)

c/o Gowling WLG (Canada) LLP

100 King St. W, Suite 1600

Toronto, ON M5X 1G5, Canada

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

☒   Form 20-F     ☐   Form 40-F

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Attached hereto as Exhibit 99.1 and Exhibit 99.2 and incorporated by reference herein are Akanda Corp.’s press release, dated January 8, 2026, and Akanda Corp.’s Articles and Certificate of Amendment, respectively.

The press release furnished in this report as Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

Exhibit Number	Description
99.1	Press Release, dated January 8, 2026, Announcing Share Consolidation
99.2	Articles and Certificate of Amendment of Akanda Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AKANDA CORP.
(Registrant)

Date: January 8, 2026	By:	/s/ Katie Field
		Name:	Katie Field
		Title:	Interim Chief Executive Officer and Director

Exhibit 99.1

Akanda Corp. Announces Reverse Stock Split

TORONTO, ON January 8, 2026 — Akanda Corp. (NASDAQ: AKAN) (the “Company” or “Akanda”), today announced that it expects to implement a 1-for-5 reverse stock split of the Company’s common shares effective January 12, 2026. The reverse stock split was previously approved by the Company’s shareholders on November 28, 2025 and Board of Directors on December 23, 2025 and will begin trading on an adjusted basis giving effect to the reverse stock split at the opening of market on January 12, 2026 under the existing ticker symbol “AKAN”. The new CUSIP number of the Company’s common shares will be 00971M601 and the new ISIN code will be CA00971M6018.

In accordance with the proposal approved by the Company’s shareholders on November 28, 2025, the Company may effect one or more future consolidations of the Company’s issued and outstanding common shares and on the basis of a consolidation ratio to be selected by the Board, in its sole discretion, within a range between two pre-consolidation common shares for one post-consolidation common share and 100 pre-consolidation common shares for one post-consolidation common share, on such dates as the Board may determine. Since then, the Board has determined to approve a reverse split within the 2-for-100 aggregate ratio approved by shareholders, by fixing the split ratio at 5:1, so that every five common shares of the Company would be automatically combined into one common share. This will reduce the number of outstanding common shares of the Company from approximately 10.1 million to approximately 2.0 million. The reverse stock split affects all shareholders uniformly and will not alter any shareholder’s percentage interest in the Company’s outstanding common shares, except for adjustments that may result from the treatment of fractional shares.

Outstanding Company options, warrants and other applicable convertible securities will be proportionately adjusted in accordance with their respective terms. No fractional shares will be issued in connection with the reverse stock split. In the event that a shareholder would otherwise be entitled to receive a fractional common share, such fraction will be rounded down to the nearest whole number. No cash will be paid in lieu of fractional post-reverse split common shares.

Vstock Transfer is acting as exchange agent for the reverse stock split and will send instructions to any shareholders of record who hold stock certificates regarding the exchange of certificates. Shareholders with shares held in book-entry form or through a bank, broker, or other nominee are not required to take any action and will see the impact of the reverse stock split reflected in their accounts on or after January 12, 2026. Such beneficial holders may contact their bank, broker, or nominee for more information. Vstock Transfer may be reached for questions at (212) 828-8436.

Additional information concerning the reverse stock split can be found in the Company’s Notice of Special Meeting of Shareholders of Akanda Corp., which was held on November 28, 2025, and accompanied Management Information Circular, each filed with the Securities and Exchange Commission on November 10, 2025 on a Report on Form 6-K. The Company will file Articles of Amendment with the Ontario Ministry of Public and Business Service Delivery in advance of the market effective date of the reverse stock split on January 12, 2026.

—Ends—

For further information contact:

AKANDA CORP. GENERAL ENQUIRIES

E: ir@akandacorp.com

About Akanda Corp.

Akanda Corp., through its cannabis subsidiaries with operations in Canada, is dedicated to cultivating and distributing high-quality cannabis and wellness products that improve lives. Its mission is to provide safe, reliable, and accessible cannabis products to consumers worldwide while promoting sustainable business practices.

First Towers & Fiber Corp., a wholly-owned subsidiary of Akanda Corp. (Nasdaq: AKAN), is focused on tower development and operating its 700+km fiber optic network in the attractive wireless market of Mexico, with an intention to expand to other Latin American countries.

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “will,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release may include, for example, the Company’s ability to regain compliance with applicable Nasdaq standards or comply with the continued listing standards of Nasdaq even if the Company regains compliance. These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing views as of any subsequent date, and no obligation is undertaken to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: the ability to maintain the listing of the Company’s shares on Nasdaq; changes in applicable laws or regulations; any lingering effects of the pandemics on Akanda’s business; the ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities; the risk of downturns and the possibility of rapid change in the highly competitive industry in which Akanda operates; the risk that Akanda and its current and future collaborators are unable to successfully develop and commercialize Akanda’s products or services, or experience significant delays in doing so; the risk that the Company may never achieve or sustain profitability; the risk that the Company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; the risk that the Company experiences difficulties in managing its growth and expanding operations; the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations; the risk that Akanda is unable to secure or protect its intellectual property; the possibility that Akanda may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties described in Akanda’s filings from time to time with the Securities and Exchange Commission.

Exhibit 99.2

Ministry of Government and Consumer Services Articles of Amendment Business Corporations Act Instructions For questions or more information to complete this form, please refer to the instruction page. Fields marked with an asterisk ( * ) are mandatory. 1. Corporation Information Corporation Name * Akanda Corp. Company Key * Ontario Corporation Number (OCN) * 2854618 Official Email Address * GWLG.Ontario.Corporate@ca.gowlingwlg.com 2. Contact Information Please provide the following information for the person we should contact regarding this filing. This person will receive official documents or notices and correspondence related to this filing. By proceeding with this filing, you are confirming that you have been duly authorized to do so. Last Name * Craig Middle Name First Name * Charmaine Extension Telephone Number * 416 - 862 - 5428 Telephone Country Code 1 Email Address * charmaine.craig@ca.gowlingwlg.com 3. Proposed New Corporation Name (if applicable) Complete this section only if you are changing the corporation name If you are changing the corporation name, you can either propose a new name or request a number name . If you propose a new name for the corporation, you need a Nuans report for the proposed name . If your corporation has a number name, you must not select the option for a number name, unless you are changing only the legal element . Will this corporation have a number name ? Yes No 4. Number of Director(s) (if applicable) Complete this section only if you are changing the number of directors Please specify the number of directors for your Corporation Fixed Number Minimum/Maximum 5. Shares and Provisions (if applicable) (Maximum limit is 100,000 characters per text box) Complete this section only if you are amending the Shares and Provisions Description of Changes to Classes of Shares The corporation amends the Description of Classes of Shares as follows (please be specific): To consolidate the issued and outstanding common shares of the Corporation on the basis of one (1) post - Docusign Envelope ID: F19C899E - 23B5 - 4AA8 - 9C32 - 651FF52F2FF4 5261E (2021/10) © Queen's Printer for Ontario, 2021 Disponible en français Page 1 of 3 consolidation common share for every 5 existing pre - consolidation common shares, provided that no fractional common shares of the Corporation shall be issued in connection with the consolidation and the number of common shares to be received by any one shareholder shall be rounded down to the nearest whole number of common shares. Description of Changes to Rights, Privileges, Restrictions and Conditions The corporation amends the Rights, Privileges, Restrictions and Conditions as follows (please be specific): Enter the Text Description of Changes to Restrictions on Share Transfers The corporation amends the Restrictions on Share Transfers as follows (please be specific): Enter the Text Description of Changes to Restrictions on Business or Powers The corporation amends the Restrictions on Business or Powers as follows (please be specific): Enter the Text Description of Changes to Other Provisions The corporation amends the Other Provisions as follows (please be specific): Enter the Text 6. Authorization * I, Charmaine Craig confirm that: • This form has been signed by the required person. • This amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the Business Corporations Act . The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on * November 28, 2025 Requested Date for Amendment January , 2026 Docusign Envelope ID: F19C899E - 23B5 - 4AA8 - 9C32 - 651FF52F2FF4 5261E (2021/10) Page 2 of 3

Docusign Envelope ID: F19C899E - 23B5 - 4AA8 - 9C32 - 651FF52F2FF4 Caution - The Act sets out penalties, including fines, for submitting false or misleading information. Required Signature Signature Position Director Name Jatinder Dhaliwal 5261E (2021/10) Page 3 of 3